For Immediate Release

Investor Contacts:

Inspire Pharmaceuticals, Inc.

Jenny Kobin

Senior Director, Investor Relations

(919) 941-9777, Extension 219

Thomas R. Staab, II

Chief Financial Officer and Treasurer

(919) 941-9777, Extension 267

Media Contact: BMC Communications Dan Budwick (212) 477-9007, Extension 14

INSPIRE REPORTS FOURTH QUARTER AND
FULL YEAR 2005 FINANCIAL RESULTS

- 2005 Revenue More than Double 2004 -

DURHAM, NC -- February 28, 2006 -- Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) today reported financial results for the fourth quarter and year ended December 31, 2005.

Total revenue for the fourth quarter of 2005 was $5.2 million compared to $3.7 million for the fourth quarter of 2004. Total revenue for the year ended December 31, 2005 was $23.3 million as compared to $11.1 million for the same period in 2004. Fourth quarter and full year 2005 co-promotion revenues reflect a 41% increase and a 110% increase, respectively, over 2004 amounts. Fiscal 2005 reflects the first complete year of co-promotion revenue of Elestat® and Restasis® , products the Company co-promotes in the United States under agreements with Allergan, Inc.

Co-promotion revenue from net sales of Elestat for 2005 was $16.8 million, as compared to $9.6 million recognized in 2004. Co-promotion revenue from net sales of Restasis for 2005 was $6.5 million, as compared to $1.5 million recognized in 2004.

Operating expenses for the fourth quarter of 2005 totaled $13.0 million, as compared to $16.2 million for the same period in 2004. The decrease in fourth quarter 2005 operating expenses, as compared to 2004, was primarily due to a $4.3 million decrease in research and development expenses associated with a temporary reduction in clinical trial activity at the end of 2005, partially offset by a $1.2 million increase in general and administrative expenses. Operating expenses for the year ended December 31, 2005 were $58.8 million, and reflect a modest 4% increase over $56.6 million for the same period in 2004.

For the quarter ended December 31, 2005, the Company reported a net loss of $7.1 million, or ($0.17) per share, as compared to a net loss of $11.8 million, or ($0.29) per share, for the same period in 2004. Net loss for the year ended December 31, 2005 was $31.8 million, or ($0.76) per share, as compared to a net loss of $44.1 million, or ($1.25) per share, for the same period in 2004. Cash, cash equivalents and investments totaled $122.3 million at December 31, 2005, reflecting a $34.5 million utilization of cash and investments for the year.

Christy L. Shaffer, Ph.D., President and CEO of Inspire, stated, "During 2005, our commercial organization generated $23 million of revenue, exceeding the expenses related to our sales and marketing operations. At the overall corporate level, we successfully managed our expenses, coming in at the low-end of our operating expense guidance for the year."

"In 2006, we will continue our efforts toward building a strong product pipeline in our core therapeutic areas of ophthalmology and respiratory/allergy where there is unmet medical need. Our recent development and licensing agreement for intranasal epinastine is an excellent example of our ability to expand our pipeline through the creation of new collaboration opportunities. The focus this year will be to progress our key clinical development programs, leverage our commercial organization and seek business development collaborations outside the United States," Dr. Shaffer concluded.

Recent Updates Include (October 1, 2005 through February 28, 2006):

Research & Development

  Received second approvable letter from the U. S. Food and Drug Administration (FDA) for diquafosol tetrasodium for dry eye and scheduled meeting in late March 2006 with the FDA to discuss the program;

  Announced development and license agreement with Boehringer Ingelheim International GmbH for intranasal epinastine for the treatment of rhinitis in the United States and Canada;

  Completed End-of-Phase 2 meeting with the FDA on denufosol tetrasodium (INS37217 Respiratory) for the treatment of cystic fibrosis (CF) and announced plans to initiate a Phase 3 program in 2006;

  Received orphan drug designation for denufosol for the treatment of CF from the European Medicines Agency (EMEA);

  Discontinued retinal disease program, including ending enrollment in two Phase 2 pilot clinical trials of denufosol tetrasodium intravitreal injection (INS37217 Ophthalmic) in patients with macular edema; and

  Presented data at several scientific conferences, including the North American Cystic Fibrosis Conference, the American Society of Hematology Annual Meeting, the American College of Allergy, Asthma & Immunology Annual Meeting, and the Drug Delivery to the Lungs Meeting.

Sales and Marketing

  Continued ranking of Elestat as the second most prescribed allergic conjunctivitis product in the United States, achieving 10% of total year-to-date 2006 prescription volume based upon National Prescription data from IMS Health, as measured for the week ending February 3, 2006; and

  In collaboration with Allergan, increased prescription volume of Restasis, which is the only approved prescription treatment for dry eye in the United States; Allergan reported worldwide net sales of Restasis in 2005 of $191 million, representing a 91% increase over 2004.

Financial Guidance for 2006

Based upon current trends and results, Inspire expects to record aggregate revenue in the range of $31-39 million in 2006. Incorporating development and licensing expenses projected for the recently completed development and licensing agreement with Boehringer Ingelheim, projected expenses associated with Inspire's Phase 3 program for denufosol tetrasodium for cystic fibrosis, and estimated stock option costs associated with implementation of Statement of Financial Standard No. 123(R) of approximately $2 million; the Company expects its operating expenses to be in the range of $77-86 million in 2006. Within this range, in 2006, the Company is projecting selling and marketing expenses of $25-28 million and research and development expenses of $36-42 million.

The Company's 2006 operating expenses have been estimated based on the following currently planned major research and development activities during the year:

  Initiation of a Phase 3 clinical program and a carcinogenicity toxicology study for denufosol tetrasodium for the treatment of CF;

  Preparation and filing of an Investigational New Drug (IND) application and initiation of a clinical program for intranasal epinastine in allergic rhinitis;

  Initiation of a Phase 2 "Proof of Concept" study for INS50589 Antiplatelet in cardiopulmonary bypass; and

  Advancement of the glaucoma pre-clinical program.

Inspire will host a conference call and live webcast to discuss its fourth quarter and full year 2005 financial results on Tuesday, February 28, 2006 at 10:00 a.m. ET. To access the conference call, U.S. participants may call (877) 780-2276 and international participants may call (973) 582-2757. The conference ID number is 7017160. A live web cast and replay of the call will be available on Inspire's website at www.inspirepharm.com. A telephone replay of the conference call will be available until March 14, 2006. To access this replay, U.S. participants may call (877) 519-4471 and international participants may call (973) 341-3080. The conference ID number is 7017160.

Inspire will host an R&D Meeting for investors and financial analysts on Tuesday, March 21, 2006 from 12:00 p.m. to 2:30 p.m. ET in New York City. A live web cast and replay of this meeting with slides will be available on Inspire's website at www.inspirepharm.com.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease and cardiovascular disease. Inspire's U.S. specialty sales force promotes Elestat® (epinastine HCl ophthalmic solution) 0.05% and Restasis® (cyclosporine ophthalmic emulsion) 0.05%, ophthalmology products developed by Inspire's partner, Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan, Inc. For more information on Inspire, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. There can be no assurance that Inspire will be able to continue to build a strong pipeline in its core therapeutic areas or that it will be successful in progressing its key clinical development programs, leveraging its commercial organization, or funding business collaborations outside the United States. Inspire's revenue and expense guidance is based, in part, on historical trends that may not continue in 2006 and, in part, on various assumptions, including those described above, which may not prove true. There can be no assurance that actual 2006 revenue and expenses will be within the estimated ranges. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

-- Financial tables follow --

INSPIRE PHARMACEUTICALS, INC.
Condensed Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31, 2005 2004		Year Ended December 31, 2005 2004
Revenues:
Revenue from product co-promotion	$ 5,246	$ 3,720	$ 23,266	$ 11,068
Total revenue	5,246	3,720	23,266	11,068
Operating expenses:
Research and development	4,103	8,380	23,566	25,698
Selling and marketing	5,063	5,183	23,223	21,848
General and administrative	3,841	2,672	12,004	9,041
Total operating expenses	13,007	16,235	58,793	56,587
Loss from operations	(7,761)	(12,515)	(35,527)	(45,519)
Other income (expense):
Interest income	1,213	755	4,343	1,765
Interest expense	(33)	(39)	(147)	(117)
Loss on investments	(516)	-	(516)	(198)
Other income	664	716	3,680	1,450
Net loss	$(7,097)	$ (11,799)	$(31,847)	$(44,069)
Basic and diluted net loss per common share	$ (0.17)	$(0.29)	$ (0.76)	$ (1.25)
Weighted average common shares used in computing basic and diluted net loss per common share	42,207	40,310	42,101	35,261

INSPIRE PHARMACEUTICALS, INC.
Selected Balance Sheet Information
(in thousands)

	December 31, 2005	December 31, 2004
Cash, cash equivalents and investments	$ 122,323	$ 156,796
Receivable from Allergan	4,898	3,501
Working capital	99,265	134,559
Total assets	132,446	165,696
Total stockholders' equity	118,689	149,598
Shares of common stock outstanding	42,211	41,845

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